Coty Delivers Strong Q2 and 1H24 Results with Growth Ahead of Beauty Market

Q2 and 1H24 Sales Above Expectations on Strong Beauty Demand and Leading Innovation
Strong Expansion in EBITDA and EBITDA Margin
Leverage of ~3x Exiting CY23, In-line with Guidance
FY24 Financial Guidance Reiterated
Strengthened Portfolio With New Luxury License, Marni, and Multiple License Extensions

NEW YORK - February 7, 2024-- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced its results for the second quarter of fiscal year 2024, ended December 31, 2023. The Company's strong sales growth ahead of the beauty market, profit growth, and operating and EBITDA margin expansion in Q2 marked the 14th consecutive quarter of results in-line to ahead of expectations.

Coty's strong Q2 sales growth of 13% as reported and 11% LFL, with first half reported sales growth of 16% and LFL growth of 14%, exceeded guidance of +11-13% LFL for the first half. These strong first half results once again reflected the Company's focus on balanced growth, with strong LFL growth in both Prestige and Consumer Beauty; robust LFL growth across Americas, EMEA and APAC; and LFL expansion in each of its core categories of fragrances, cosmetics and skincare. At the same time, Coty delivered a healthy growth mix with low-single-digit percentage volume growth, estimated high-single-digit percentage pricing contribution, and estimated low-single-digit percentage benefit from mix and other.

Prestige revenue growth remained robust, expanding 17% as reported and 15% LFL in Q2, and 20% as reported and 18% LFL in the first half. Even when taking into account several points of benefit year-on-year from the fragrance service level recovery, Coty's low teens percentage sell-out growth in Prestige exceeded the underlying market, which grew closer to 10%. Burberry Goddess continued to set new records, becoming the #1 fragrance launch in multiple markets, and together with Burberry's other hero icons, Hero and Her, propelled strong market share gains and brand rank improvements globally for Burberry. The continued momentum in the prestige fragrance market and Coty's strong execution fueled double-digit percentage LFL revenue growth in the Company's leading prestige fragrance brands, including Hugo Boss, Calvin Klein, Gucci, Chloé, Marc Jacobs and Davidoff in the first half of FY24. As a result of strong consumer demand, retailers exited the holidays with healthy inventory levels. In Q2, Coty also saw double-digit percentage LFL revenue expansion in prestige cosmetics, with strong momentum in Kylie, Burberry and Gucci. And, in prestige skincare, focus brands Lancaster and philosophy continued their positive momentum since the spring CY23 relaunch.

Coty's Consumer Beauty Q2 revenues grew by 7% as reported and 5% LFL, growing in-line with the global mass beauty market. For the first half, Consumer Beauty revenues grew 8% as reported and 7% LFL. During the quarter, the Company saw strength in its color cosmetics, mass fragrances, and mass skin & bodycare sales. The company continued to lean into its social media strategy, leading to improvements in earned media value and propelling viral CY23 Consumer Beauty launches such as CoverGirl Yummy Gloss and Rimmel Thrillseeker mascara.

E-commerce was a stand-out growth driver in first half FY24, with over 20% e-commerce revenue growth for both Prestige and Consumer Beauty, resulting in e-commerce penetration in the low 20s percentage. This represents a strong penetration increase of approximately 180 basis points compared to last year. During the quarter, Coty gained e-commerce market share in both Prestige and Consumer Beauty, fueled by strong improvements in e-commerce fundamentals and service levels, social media activations, and close collaboration with e-retail partners.

Geographically, all regions generated double-digit percentage LFL revenue growth in the quarter and year-to-date. EMEA sales expanded 16% as reported and 10% LFL in Q2, driven by double-digit percentage growth across most markets and Travel Retail. Americas sales rose 10% as reported and 11% LFL in Q2, driven by strong momentum across most markets and Travel Retail. Asia Pacific sales grew 15% as reported and 16% LFL in Q2, with strength in most Asian countries and Travel Retail.

The strong Q2 sales momentum fueled significant operating and EBITDA growth and margin expansion. While gross margins declined as anticipated, Coty's Q2 reported operating income of $236.7 million grew 19% year-over-year and adjusted operating income of $309.3 million grew 18% year-over-year, resulting in 70 basis points of adjusted operating margin expansion to 17.9%. Adjusted EBITDA of $366.4 million grew 15%, with the adjusted EBITDA margin up 40 basis points to 21.2%.

During Q2, Coty's free cash flow totaled $363.0 million. The combination of the company's solid 1H24 free cash flow of approximately $487.0 million and proceeds of approximately $340 million from the share issuance as part of its Paris dual listing drove a reduction in Financial Net Debt of over $700 million from the end of FY23 to $3.3 billion exiting CY23, and a financial leverage ratio of approximately 3.1x. The value of Coty's retained 25.9% Wella stake increased moderately to $1.08 billion at quarter-end, supporting Coty's Economic Net Debt at approximately $2.2 billion.

Coty also continued to progress its sustainability agenda. During the quarter, the Company published its FY23 Sustainability Report, which included key milestones, such as exceeding goals set for 2030 on emissions from its own operations1, energy reduction and recycling rate. At the same time, Coty has committed to setting emissions reduction targets in-line with the science based net zero framework. On the social side, Coty expanded its gender-neutral parental leave policy, established in 2022. The company set a global minimum of 14 fully paid weeks for all employees, regardless of gender or location.

Commenting on the operating results, Sue Nabi, Coty's CEO, said:

"The strength of our Q2 and first half results reinforce several of our convictions, including the attractiveness of the beauty market, the continuing momentum of the fragrance index, the power of our brands, Coty's transformed and industry-leading capabilities, our new ability to create blockbuster fragrance launches, and our disciplined financial execution.

First, the momentum of the global beauty market in the midst of geopolitical and macroeconomic disruptions confirms that consumers continue to gravitate to and prioritize beauty as a fundamental pillar of their well-being. Worldwide, consumers continue to purchase fragrances, cosmetics, skin and body care both as affordable luxuries and forms of self-expression. This is particularly true for mid to higher income consumers, resulting in the continued outperformance of luxury beauty. And they continue to engage with beauty both in-store and online, emphasizing the key role both channels play in the consumer journey.

Our amazing brands and industry-leading capabilities are enabling Coty to bring exceptional innovations to the market, further strengthening consumers' desire for beauty. While we had expected Burberry Goddess to be a major blockbuster, the launch results are exceeding all our expectations and setting new records, fueled by a winning juice and disruptive market activations across all touchpoints. Burberry Goddess is the biggest launch in Coty's history, becoming the #1 fragrance launch in many markets and resonating with consumers across all regions.

Importantly, strong momentum across our other key fragrance launches including Boss Bottled Elixir, Gucci Flora Gorgeous Magnolia, and additions to the Chloé Atelier des Fleurs collection, drove each of our Top 7 fragrance brands to grow at a double-digit percentage in the first half FY24.

We are seeing outstanding results in our cosmetics innovations as well, including CoverGirl Yummy Gloss and Rimmel Thrillseeker mascara, which supported solid revenue growth in our Consumer Beauty business, in-line with the underlying mass beauty market. And we are starting Q3 on strong footing, as our disruptive innovation, CoverGirl Simply Ageless Essence foundation, activated by a large and multi-tier influencer campaign, is already seeing great momentum in the first month of the launch including being named the #1 makeup release on Amazon.

All together, we are continuing to deliver on our balanced growth agenda, with LFL growth in both Prestige and Consumer Beauty, in each of our regions, in each of our categories of fragrances, cosmetics, skincare and bodycare, and across volumes, price and mix. As a result, we are once again outperforming the beauty market.

Importantly, this growth is accompanied by strong and disciplined financial delivery, as we generate robust profit growth, operating and EBITDA margin expansion, and deleveraging progress. Our All In To Win Savings program has been a key driver of our financial and operational improvement in the last few years, having delivered over $660 million of savings life-to-date, which have gone to fuel both the reinvestment in our growth engines and our profit delivery. With the transformation now largely complete and as we enter the next phase of our sustainable growth agenda, our Chief Transformation Officer, Gordon von Bretten, will be joining Coty’s controlling shareholder, JAB, as partner and will also be joining Coty's Board of Directors. We are extremely grateful to Gordon for his leadership in driving this extremely successful transformation over the last 4 years.

Coty's leadership team is further strengthened by this week's announcement that Jean Holtzmann has been promoted to Chief Brands Officer, Prestige. Jean has been with Coty for seven years and has been instrumental in driving the momentum we are seeing in Hugo Boss as well as our ultra-premium fragrance collections. He is the right leader to drive the next phase of growth in our Prestige business.

As we continue to advance our six pillar strategy, we are further strengthening our portfolio. We are excited to further enhance our Prestige fragrance portfolio through our new license agreement with Marni, an Italian brand renowned for its artistic collections and strong brand appeal with young consumers across Asia and Europe. And in the past week, we've announced long term extensions of two of our key Consumer Beauty licenses, bruno banani and Mexx, as we continue to expand these leading European lifestyle fragrance brands.

In sum, as we celebrate the 120th anniversary of Coty as a beauty pioneer, we are proud of the progress we have made and are energized by the many opportunities in front of us."

1 For Scope 1 and 2 emissions
*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.

Highlights

•2Q24 net revenues increased 13% as reported and 11% LFL, driven by double-digit percentage LFL growth in Prestige and mid-single-digit percentage LFL growth in Consumer Beauty. Year-to-date net revenues increased 16% as reported and 14% LFL, supported by double-digit percentage growth in Prestige and high-single-digit percentage growth in Consumer Beauty.
•2Q24 reported operating income grew 19% to $236.7 million and year-to-date reported operated income totaled $434.2 million.
•2Q24 adjusted operating income increased 18% to $309.3 million, with an adjusted operating margin of 17.9% reflecting 70 basis points of margin expansion. Year-to-date adjusted operating income increased 20% to $611.5 million, with an adjusted operating margin of 18.2%, reflecting 70 basis points of margin expansion.
•2Q24 adjusted EBITDA grew 15% to $366.4 million, with an adjusted EBITDA margin of 21.2%, and year-to-date adjusted EBITDA grew 16% to $726.7 million, driving a year-to-date adjusted EBITDA margin of 21.6%, up 10 basis points year-over-year.
•2Q24 reported EPS was $0.20 and year-to-date reported EPS was $0.20.
•2Q24 adjusted EPS totaled $0.25, which includes a non-operating EPS benefit of $0.06 from the mark-to-market on the equity swap due to the stock price increase in the second quarter. The year-to-date adjusted EPS of $0.34 did not have a net contribution from the equity swap mark-to-market.
•Savings totaled approximately $30 million in Q2 and approximately $65 million year-to-date. Coty now expects savings of $110-120 million in FY24, an increase from its previous target of over $100 million in FY24, with the additional savings fueling reinvestment in structural growth capabilities and teams, particularly digital and skincare.
•2Q24 free cash flow totaled $363.0 million bringing the year-to-date total to $487.0 million.
•Financial Net Debt was $3.3 billion and Economic Net Debt totaled $2.2 billion at quarter end, resulting in financial leverage of approximately 3.1x, with Coty meeting its target to end CY23 with leverage of approximately 3x.
•During Q2 Coty entered a third tranche of equity swap agreements with several banks to hedge a targeted share buyback program of approximately 25 million shares in FY26. The Company remains on track to execute the first tranche of its previously announced equity swap agreement by the end of February 2024, resulting in a share count reduction of 27 million at a cash cost of about $200 million, equating to an effective weighted average price of approximately $7.40 per share.

Outlook

Entering the second half of FY24, the beauty market remains a strong and outperforming category, even as the exceptional double-digit percentage growth of the past two years normalizes closer to medium term trends including mid-to-high single-digit percentage growth in prestige fragrances and low-to-mid single-digit percentage growth in mass beauty, consistent with Coty's medium term expectations. Coty continues to benefit from this attractive market dynamic, with momentum across its core categories, strong launch results, and early wins in key white spaces. The

Company continues to expect FY24 LFL revenue growth of +9-11%, which includes expectations for +6-8% LFL revenue growth in second half FY24, consistent with its medium term growth algorithm, despite facing an estimated low-to-mid single-digit percentage headwind in its Prestige business from retailer inventory restocking which occurred in the prior year as Coty's fragrance service levels recovered. Reported revenues in the second half are expected to include a 1-2% headwind from FX and an approximately 2% scope headwind from the divestiture of the Lacoste license.

Coty continues to target FY24 adjusted EBITDA margin expansion of 10 to 30 basis points and FY24 adjusted EBITDA of $1,080 to $1,090 million based on current FX rates. Coty expects strong year-over-year gross margin expansion in the second half, even as the Company manages the moderate impact from the Red Sea conflict. In total, the Company continues to expect modest FY24 gross margin expansion year-over-year. Coty continues to target FY24 adjusted EPS, excluding the equity swap, of $0.44 to $0.47, implying strong +16-25% year-over-year growth.

Having reached its leverage target of approximately 3x exiting CY23, Coty remains fully on track to reach its targeted leverage of approximately 2.5x exiting CY24 and approximately 2x exiting CY25, driven by its free cash flow generation and EBITDA expansion. Coty continues to target the divestiture of its Wella stake by end of CY25.

Financial Results*

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•2Q24 reported net revenues of $1,727.6 million increased 13% year-over-year, including a positive foreign exchange (FX) impact of 3%. LFL revenue increased 11%, driven by a 15% LFL increase in Prestige and a 5% LFL increase in Consumer Beauty.
•Year-to-date reported net revenues of $3,369.0 million increased 16% year-over-year, including a positive FX impact of 3%. LFL revenue grew 14% driven by an 18% LFL increase in Prestige and a 7% LFL increase in Consumer Beauty.

Gross Margin:
•2Q24 reported gross margin of 65.1% decreased 40 basis points year-over-year, while adjusted gross margin of 65.1% decreased by 40 basis points from 65.5% in the prior year. The decline in gross margin reflected a negative impact from higher excess & obsolescence, in large part tied to the inventory build-up in the Prestige business to support strong service levels, inflation, and gross margin benefits in the prior year which did not recur in the current period, largely offset by supply chain productivity savings and pricing.
•Year-to-date reported gross margin of 64.3% decreased 50 basis points year-over-year, while adjusted gross margin of 64.3% decreased from 64.8% in the prior year. The decline in gross margin reflected a negative impact from higher excess & obsolescence, in large part tied to the inventory build-up in the Prestige business to support strong service levels, inflation, and gross margin benefits in the prior year which did not recur in the current period, largely offset by supply chain productivity savings and pricing.

Operating Income and EBITDA:
•2Q24 reported operating income of $236.7 million increased by 19% from the prior year, driven by higher gross profit. 2Q24 adjusted operating income of $309.3 million rose 18% from $261.4 million in the prior year, while the adjusted EBITDA of $366.4 million grew 15% from $317.6 million in the prior year, driven by higher sales and gross profit. 2Q24 adjusted operating margin was 17.9% reflecting 70 basis points of margin expansion, while adjusted EBITDA margin of 21.2% increased by 40 basis points.
•Year-to-date reported operating income of $434.2 million increased by 17% from the prior year, driven by higher gross profit. Year-to-date adjusted operating income of $611.5 million increased by 20% from $511.0 million in the prior year. The adjusted EBITDA of $726.7 million grew 16% from $625.5 million in the prior year. Year-to date adjusted operating margin was 18.2%, 70 basis points higher than the prior year, and adjusted EBITDA margin of 21.6% increased by 10 basis points, supported by operating leverage on fixed costs.

Net Income:
•2Q24 reported net income of $177.6 million decreased from net income of $235.0 million in the prior year driven by a higher fair value adjustment for Coty's investment in Wella recorded in the prior year period.
•2Q24 adjusted net income of $229.1 million increased from $191.9 million in the prior year, driven by profit expansion and a $10 million increase in the benefit from the mark-to-market on the equity swap.
•Year-to-date reported net income of $175.9 million decreased from $360.3 million in the prior year.
•Year-to-date adjusted net income of $303.2 million increased from $284.6 million in the prior year.

Earnings Per Share (EPS) - diluted:
•2Q24 reported EPS of $0.20 decreased from $0.27 in the prior year, while the 2Q24 adjusted EPS of $0.25 increased from an adjusted EPS of $0.22 in the prior year.
•The increase was primarily due to the improvement in adjusted net income, including a $0.01 higher benefit from the equity swap mark-to-market of $0.06, compared with a $0.05 benefit from the mark-to-market on the equity swap in the prior year.
•Year-to-date reported EPS of $0.20 decreased from $0.42 in the prior year.
•The year-to-date adjusted EPS totaled $0.34, with no net contribution from the equity swap mark-to-market. This is an increase from $0.33 in the prior year, which included a $0.01 benefit from the equity swap.

Operating Cash Flow:
•2Q24 cash from operations totaling $421.9 million decreased from $482.2 million during the same period in the prior year driven by a change in phasing of vendor payments.
•2Q24 free cash flow of $363.0 million decreased from free cash flow of $455.1 million in the prior year, driven by the $60.3 million decrease in operating cash flow and a $31.8 million increase in capex.
•The first half fiscal 2024 free cash flow totaled $487.0 million.

Financial Net Debt:
•Financial Net Debt of $3,311.8 million on December 31, 2023, decreased from $3,932.1 million on September 30, 2023, driven by solid free cash flow generation and proceeds from the equity issuance as part of Coty's dual listing in Paris. This resulted in financial leverage of approximately 3.1x, with Coty meeting its target to end CY23 with leverage of approximately 3x.
•Economic Net Debt totaled $2.2 billion at quarter end.

Second Quarter Business Review by Segment*
Prestige
In 2Q24, Prestige net revenues of $1,122.6 million or 65% of Coty sales, increased by 17% on a reported basis versus the prior year. On a LFL basis, Prestige net revenues grew a solid 15%, supported by continued strong momentum in prestige beauty demand, which led to double-digit percentage growth in all regions, and outperformance in Americas, APAC and Travel Retail. On a LFL basis year-to date, Prestige net revenues grew a strong 18%, driven by double-digit percentage growth in all regions and Travel Retail. Taking into account an estimated low-to-mid-single-digit percentage benefit in the first half from the year-over-year fragrance service recovery, Coty’s low double-digit percentage revenue and sell-out growth in Prestige outpaced the underlying market.

During Q2, the Prestige fragrance category continued to see strong growth across North America and Europe, with all major markets expanding, led by the U.S., Canada, Germany, Italy, and Spain. Coty's Prestige fragrance revenue grew 15% LFL in Q2, maintaining momentum driven by strong beauty demand, ongoing premiumization and fueled by existing icons and new launches. Global Travel Retail trends continued to be robust across all regions with growth of over 20% LFL in Q2, propelled by the continued recovery of international travel and Coty's expansion in the travel retail channel. Coty continued to build momentum in ultra-premium fragrances, with particularly strong revenue growth in the Chloé Atelier des Fleurs fragrance collection. Coty's Prestige makeup business grew by a double-digit percentage LFL in the quarter led by its three brands, Kylie, Burberry and Gucci. Finally, Coty's Prestige skincare business grew in Q2 led by Lancaster and philosophy.

In 2Q24, the Prestige segment generated reported operating income of $200.6 million, compared to $164.4 million in the prior year. 2Q24 adjusted operating income was $239.0 million, up from $201.7 million in the prior year, with an adjusted operating margin of 21.3%, up 20 basis points year-over-year. Adjusted EBITDA rose to $266.2 million from $228.5 million in the prior year, with a margin of 23.7%. Year-to-date reported operating income of $422.2 million, compared to $335.0 million in the prior year, while the adjusted operating income increased to $499.3 million from $409.3 million in the prior year. Adjusted EBITDA increased to $553.8 million from $463.6 million in the prior year, with a margin of 25.3%.

Consumer Beauty
In 2Q24, Consumer Beauty net revenues of $605.0 million, or 35% of Coty sales, increased by 7% as reported and 5% LFL, led by color cosmetics, mass fragrances and mass skincare. Consumer Beauty's EMEA and Americas regions delivered solid LFL growth in the quarter, with double-digit percentage LFL growth in Latin America, Brazil and Middle East.

During the quarter, revenues grew in the mid-single-digit to double-digit percentage LFL across color cosmetics, mass fragrances and mass skincare. Coty saw momentum in Q2 in many of its brands, with solid LFL revenue growth in Rimmel, Sally Hansen, Bourjois, Risque, Monange, Bozzano, Beckham and Paixao. Coty innovations, like CoverGirl Clean Fresh Yummy Gloss and Rimmel ThrillSeeker mascara, are harnessing the power of social media influencers and natural advocacy to support revenue growth. The Consumer Beauty e-commerce sales growth was over 20% LFL, delivering share gains in the channel.

In 2Q24, the Consumer Beauty segment generated reported operating income of $60.4 million, compared to $49.4 million in the prior year. 2Q24 adjusted operating income of $70.3 million was up from $59.7 million in the prior year, with an adjusted operating margin of 11.6%, up 110 basis points year-over-year. During the quarter, adjusted EBITDA grew 12% to $100.2 million. Adjusted EBITDA margin rose 90 basis points year-over-year to 16.6%. Year-to-date reported operating income of $92.4 million, compared to $81.1 million in the prior year, while the adjusted operating income increased to $112.2 million from $101.7 million in the prior year. Adjusted EBITDA increased to $172.9 million from $161.9 million in the prior year, with a margin of 14.6%.

Second Quarter Fiscal 2024 Business Review by Region*
Americas
•In 2Q24, Americas net revenues of $687.9 million, or 40% of Coty sales, increased 10% as reported and 11% LFL. The performance was driven by strong double-digit percentage growth LFL in Prestige and high-single-digit percentage growth LFL in Consumer Beauty. The regional performance was supported by strong growth in nearly all markets with particularly robust double-digit percentage growth in Latin America, U.S. Prestige fragrances, and regional Travel Retail.
EMEA
•In 2Q24, EMEA net revenues of $825.7 million, or 48% of Coty sales, increased 16% as reported and 10% LFL. The performance was driven by double-digit percentage growth LFL in Prestige and low-single-digit percentage growth LFL in Consumer Beauty. In Prestige, most markets delivered double-digit percentage growth, supported by continued strong fragrance demand, premiumization and key Coty innovations. In Consumer Beauty, most markets delivered solid revenue growth, with particularly strong momentum in Iberia, France, Italy, and the Middle East.
Asia Pacific
•In 2Q24, Asia Pacific net revenues of $214.0 million, or 12% of Coty sales, increased 15% as reported and 16% LFL. The performance was driven by double-digit percentage growth LFL in Prestige. Prestige's growth in the region was driven by double-digit percentage growth in several markets including Korea, Hong Kong and Taiwan, Australia and New Zealand, and regional Travel Retail. In China, Coty's Prestige revenues grew by double-digit percentage in mainland China and more than three times in Hainan, while Consumer Beauty revenues were lower.

Noteworthy Company Developments

Other noteworthy company developments include:

•On November 13, 2023, Coty announced that its Board of Directors increased its share repurchase program authorization by an additional $600 million to a total availability of approximately $1 billion. In connection with this announcement, Coty entered into total return swaps in respect of its Class A Common Stock with several banks to hedge its potential exposure to prevailing stock price trading levels over the applicable hedging periods for a planned share buyback of approximately 25 million shares in fiscal 2026.
•On November 22, 2023, Coty announced it completed the cash tender offers and acceptance of $400 million outstanding debt securities, which are a continuation of Coty's deleveraging agenda.
•On November 28, 2023, Coty released its Sustainability Report for the FY23. Grounded in Coty's Beauty That Lasts sustainability framework, the company continues to set new benchmarks, exceeding targets across its three pillars: Product, Planet, and People. While a complete view of Coty's sustainability activities in FY23 can be found in the full report, Coty announced a significant expansion of its global gender-neutral parental leave policy to offer 14-week fully paid global minimum parental leave for all employees.
•On February 1, 2024, Coty announced the extension of two of its Consumer Beauty lifestyle fragrance licenses - bruno banani and Mexx - which are particularly strong in Germany and parts of Europe. As a result, the licenses for both brands will now extend for over 20 years.
•On February 5, 2024, Coty announced that it has promoted Jean Holtzmann to Chief Brands Officer, Prestige effective immediately. Jean most recently held the position of SVP Global Brands Hugo Boss, Niches and Core, having joined Coty in 2017.
•On February 6, 2024, Coty announced that it has entered a long term license with renowned Italian luxury fashion brand, Marni. The Italian brand is known for artistic collections and resonates strongly with young consumers in Asia and Europe. The beauty license extends beyond 2040.

Conference Call
Coty Inc. will issue pre-recorded remarks on February 7, 2024 at approximately 4:45 PM (ET) / 10:45 PM (CET) and will hold a live question and answer session on February 8, 2024 beginning at 8:15 AM (ET) / 2:15 PM (CET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is 1-800-225-9448 in the U.S. or 1-203-518-9708 internationally (conference passcode number: COTY2Q24).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495
antonia_werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 125 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet.
Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related divestiture, distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock and expectations for stick repurchases), investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing transformation agenda (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, continued process improvements and supply chain changes), the impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans and goals), the impact of COVID-19 or similar public health events, the wind down of the Company’s operations in Russia (including timing and expected impact), the expected impact of geopolitical risks including the ongoing war in Ukraine and/or the armed conflict in the Middle East on our business operations, sales outlook and strategy, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of the war in Ukraine and/or armed conflict in the Middle East) and expectations regarding future service levels and inventory levels, the impact of the dual-listing of the Company's Class A common stock on Euronext Paris, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

•the Company’s ability to successfully implement its multi-year strategic transformation agenda and compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including stabilizing its consumer beauty brands through leading innovation and improved execution, accelerating its prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing its e-commerce and direct-to-consumer capabilities, and expanding its presence in China through prestige products and select consumer beauty brands, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products in the Company's skincare and prestige cosmetics portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to the Company's current and future marketing philosophy and consumer engagement activities (including digital marketing and media) and the Company's ability to effectively manage its production and inventory levels in response to demand;
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of the equity investment;
•the impact of any future impairments;

•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's transformation agenda, its global business strategies, the integration and management of the strategic partnerships with Kylie Jenner and Kim Kardashian, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 or similar public health events on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy and any change in our stock repurchase plans;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, the Company's relationships with Kylie Jenner and Kim Kardashian, the Company's ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect King Kylie LLC ("King Kylie") and/or KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to King Kylie and/or KKW Holdings’ business model, revenue, sales force or business;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products in the Company's skincare and prestige cosmetics portfolios;
•changes in the demand for the Company’s products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars and other hostilities and armed conflicts, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, armed conflict in the Middle East, the current U.S. administration and future elections, changes in the U.S. tax code and/or other jurisdictions where the Company operates, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates, potential regulatory limits on payment terms in the European Union, future changes in sanctions regulations, regulatory uncertainty impacting the wind-down of our business in Russia, and recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging;
•currency exchange rate volatility and currency devaluation and/or inflation;
•our ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to the Company's joint ventures or strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on the Company's ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, and the ability to successfully implement measures to respond to such impacts;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and the Company's ability to effectively manage its production and inventory levels in response to supply challenges;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar public health events, the outbreak of war or hostilities (including the war in Ukraine and armed conflict in the Middle East and any escalation or expansion thereof), impact of global supply chain challenges or other disruptions in the international flow of goods, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•the Company's ability to adapt its business to address climate change concerns, including through the implementation of new or unproven technologies or processes, and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), and the impact of such measures on its costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working practices, and the Company’s ability or the ability of any of the third-party service providers the Company uses to support its business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General

Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company's ongoing strategic transformation agenda and continued process improvements on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income/Adjusted EBITDA from Coty Inc excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude the adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense and deemed preferred stock dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded the costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Gain on sale and early license termination: We have excluded the impact of gain on sale and early license termination as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale and early license termination.
•Costs related to market exit: We have excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of Gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: We have excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as well as expenses related to potential or actual sales transactions reducing equity investments, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. We have excluded the gain on the exchange of Series B Preferred Stock. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
•Deemed Preferred Stock Dividends: The Company has excluded preferred stock deemed dividends related to the First Exchange and the Second Exchange from our calculation of adjusted net income attributable to Coty Inc. These deemed dividends are non-monetary in nature, the transactions were entered into to simplify our capital structure and do not reflect our underlying ongoing business. Management believes that this adjustment helps investors and others compare and analyze our performance from period to period.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”

The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RESULTS AT A GLANCE

	Three Months Ended December 31, 2023			Six Months Ended December 31, 2023
(in millions, except per share data)		Change YoY			Change YoY
COTY, INC.		Reported Basis	(LFL)		Reported Basis	(LFL)
Net revenues	$1,727.6	13%	11%	$3,369.0	16%	14%
Operating income - reported	236.7	19%		434.2	17%
Operating income - adjusted*	309.3	18%		611.5	20%
EBITDA - adjusted	366.4	15%		726.7	16%
Net income attributable to common shareholders - reported **	177.6	(24%)		175.9	(51)%
Net income attributable to common shareholders - adjusted* **	229.1	19%		303.2	7%
EPS attributable to common shareholders (diluted) - reported	$0.20	(26%)		$0.20	(52)%
EPS attributable to common shareholders (diluted) - adjusted*	$0.25	14%		$0.34	3%

*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Coty Inc. is net of the Convertible Series B Preferred Stock dividends.

SECOND QUARTER BY SEGMENT (COTY INC)

	Three Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2023	2022	Reported Basis	LFL	2023	Change	Margin	2023	Change	Margin
Prestige	$1,122.6	$957.7	17%	15%	$200.6	22%	18%	$239.0	18%	21%
Consumer Beauty	605.0	565.9	7%	5%	60.4	22%	10%	70.3	18%	12%
Corporate	—	—	N/A	0%	(24.3)	(68%)	N/A	—	N/A	N/A
Total	$1,727.6	$1,523.6	13%	11%	$236.7	19%	14%	$309.3	18%	18%

	Six Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2023	2022	Reported Basis	LFL	2023	Change	Margin	2023	Change	Margin
Prestige	2,187.3	$1,821.2	20%	18%	$422.2	26%	19%	$499.3	22%	23%
Consumer Beauty	1,181.7	1,092.4	8%	7%	92.4	14%	8%	112.2	10%	9%
Corporate	—	—	N/A	N/A	(80.4)	(79%)	N/A	—	N/A	N/A
Total	$3,369.0	$2,913.6	16%	14%	$434.2	17%	13%	$611.5	20%	18%

	Adjusted EBITDA
	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2023	2022	2023	2022
Prestige	$266.2	$228.5	$553.8	$463.6
Consumer Beauty	100.2	89.1	172.9	161.9
Corporate	—	—	—	—
Total	$366.4	$317.6	$726.7	$625.5

SECOND QUARTER FISCAL 2024 BY REGION

Coty, Inc.

	Three Months Ended December 31,				Six Months Ended December 31,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2023	2022	Reported Basis	LFL	2023	2022	Reported Basis	LFL
Americas	$687.9	$624.3	10%	11%	$1,395.9	$1,232.0	13%	14%
EMEA	825.7	713.5	16%	10%	1,557.9	1,322.7	18%	14%
Asia Pacific	214.0	185.8	15%	16%	415.2	358.9	16%	17%
Total	$1,727.6	$1,523.6	13%	11%	$3,369.0	$2,913.6	16%	14%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions, except per share data)	2023	2022	2023	2022
Net revenues	$1,727.6	$1,523.6	$3,369.0	$2,913.6
Cost of sales	603.5	525.3	1,203.0	1,026.6
as % of Net revenues	34.9%	34.5%	35.7%	35.2%
Gross profit	1,124.1	998.3	2,166.0	1,887.0
Gross margin	65.1%	65.5%	64.3%	64.8%

Selling, general and administrative expenses	833.4	754.3	1,600.8	1,425.0
as % of Net revenues	48.2%	49.5%	47.5%	48.9%
Amortization expense	48.3	47.6	96.9	94.9
Restructuring costs	5.7	(2.9)	34.1	(4.1)
Operating income	236.7	199.3	434.2	371.2
as % of Net revenues	13.7%	13.1%	12.9%	12.7%
Interest expense, net	60.1	61.0	129.9	126.9
Other income, net	(80.8)	(141.9)	(4.2)	(240.1)
Income before income taxes	257.4	280.2	308.5	484.4
as % of Net revenues	14.9%	18.4%	9.2%	16.6%
Provision for income taxes	71.4	38.8	112.3	108.5
Net income	186.0	241.4	196.2	375.9
as % of Net revenues	10.8%	15.8%	5.8%	12.9%
Net income (loss) attributable to noncontrolling interests	0.5	(1.4)	1.6	(1.4)
Net income attributable to redeemable noncontrolling interests	4.6	4.5	12.1	10.4
Net income attributable to Coty Inc.	$180.9	$238.3	$182.5	$366.9
Amounts attributable to Coty Inc.
Net income	$180.9	$238.3	$182.5	$366.9
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)	(6.6)	(6.6)
Net (loss) income attributable to common stockholders	$177.6	$235.0	$175.9	$360.3

Earnings per common share:
Basic for Coty Inc.	$0.20	$0.28	$0.20	$0.43
Diluted for Coty Inc.(a)(b)	$0.20	$0.27	$0.20	$0.42
Weighted-average common shares outstanding:
Basic	892.8	850.8	873.6	846.4
Diluted(a)(b)	922.8	886.8	883.3	884.5

Depreciation - Coty Inc.	$57.1	$56.2	$115.2	$115.4
(a)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three months ended December 31, 2023 and 2022, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value gains for contracts with the option to settle in shares or cash of $44.4 and $44.3, respectively. For the three months ended December 31, 2023, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $3.3 was required. For the three months ended December 31, 2022, convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $3.3.
(b)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the six months ended December 31, 2023 and 2022, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value gains for contracts with the option to settle in shares or cash of $0.2 and $6.8, respectively. For the six months ended December 31, 2023 and 2022, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $6.6 and $6.6, respectively was required.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended December 31, 2023
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,727.6	$—	$1,727.6
Gross profit	1,124.1	—	1,124.1
Gross margin	65.1%		65.1%
Operating income	236.7	72.6	309.3
as % of Net revenues	13.7%		17.9%
Net income	177.6	51.5	229.1
as % of Net revenues	10.3%		13.3%
Adjusted EBITDA			366.4
as % of Net revenues			21.2%

EPS (diluted)	$0.20		$0.25

Adjusted diluted EPS includes $0.06 related to the net impact of the Total Return Swaps in the three months ended December 31, 2023.

	Three Months Ended December 31, 2022
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,523.6	$—	$1,523.6
Gross profit	998.3	(0.7)	997.6
Gross margin	65.5%		65.5%
Operating income	199.3	62.1	261.4
as % of Net revenues	13.1%		17.2%
Net income	235.0	(43.1)	191.9
as % of Net revenues	15.4%		12.6%
Adjusted EBITDA			317.6
as % of Net revenues			20.8%

EPS (diluted)	$0.27		$0.22
Adjusted diluted EPS includes $0.05 related to the net impact of the Total Return Swaps in the three months ended December 31, 2022.

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Six Months Ended December 31, 2023
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$3,369.0	$—	$3,369.0
Gross profit	2,166.0	—	2,166.0
Gross margin	64.3%		64.3%
Operating income	434.2	177.3	611.5
as % of Net revenues	12.9%		18.2%
Net income	175.9	127.3	303.2
as % of Net revenues	5.2%		9.0%
Adjusted EBITDA			726.7
as % of Net revenues			21.6%

EPS (diluted)	$0.20		$0.34

Adjusted diluted EPS includes $0.00 related to the net impact of the Total Return Swaps in the six months ended December 31, 2023.

	Six Months Ended December 31, 2022
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$2,913.6	$—	$2,913.6
Gross profit	1,887.0	2.0	1,889.0
Gross margin	64.8%		64.8%
Operating income	371.2	139.8	511.0
as % of Net revenues	12.7%		17.5%
Net income	360.3	(75.7)	284.6
as % of Net revenues	12.4%		9.8%
Adjusted EBITDA			625.5
as % of Net revenues			21.5%

EPS (diluted)	$0.42		$0.33
Adjusted diluted EPS includes $0.01 related to the net impact of the Total Return Swaps in the six months ended December 31, 2022.

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

COTY INC.	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2023	2022	Change	2023	2022	Change
Reported Operating income	$236.7	$199.3	19%	$434.2	$371.2	17%
% of Net revenues	13.7%	13.1%		12.9%	12.7%
Amortization expense (a)	48.3	47.6	1%	96.9	94.9	2%
Restructuring and other business realignment costs (b)	4.0	(2.9)	>100%	31.3	(3.7)	>100%
Stock-based compensation	20.2	34.2	(41%)	49.9	65.3	(24%)
(Gain) on sale of real estate	0.1	—	N/A	(1.6)	(1.0)	(60%)
Early license termination and market exit costs	—	(16.8)	(100%)	0.8	(15.7)	>100%
Total adjustments to reported operating income	72.6	62.1	17%	177.3	139.8	27%
Adjusted Operating income	$309.3	$261.4	18%	$611.5	$511.0	20%
% of Net revenues	17.9%	17.2%		18.2%	17.5%
Adjusted depreciation (c)	57.1	56.2	2%	115.2	114.5	1%
Adjusted EBITDA	$366.4	$317.6	15%	$726.7	$625.5	16%
% of Revenues	21.2%	20.8%		21.6%	21.5%

(a)In the three months ended December 31, 2023, amortization expense of $38.4 and $9.9 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended December 31, 2022, amortization expense of $37.3 and $10.3 was reported in the Prestige and Consumer Beauty segments, respectively.
In the six months ended December 31, 2023, amortization expense of $77.1 and $19.8 was reported in the Prestige and Consumer Beauty segments, respectively. In the six months ended December 31, 2022, amortization expense of $74.3 and $20.6 was reported in the Prestige and Consumer Beauty segments, respectively.
(b)In the three months ended December 31, 2023, we incurred restructuring and other business structure realignment costs of $4.0. We incurred restructuring costs of $5.7 primarily related to the restructuring actions, included in the Condensed Consolidated Statements of Operations; and a credit in business structure realignment costs of (1.7). In the three months ended December 31, 2022, we incurred a credit in restructuring and other business structure realignment costs of $(2.9). We incurred a credit in restructuring costs of $(2.9) primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations, and zero business structure realignment costs.
In the six months ended December 31, 2023, we incurred restructuring and other business structure realignment costs of $31.3. We incurred restructuring costs of $34.1 primarily related to the restructuring actions, included in the Condensed Consolidated Statements of Operations; and a credit in business structure realignment costs of $(2.8). In the six months ended December 31, 2022, we incurred a credit in restructuring and other business structure realignment costs of $(3.7). We incurred a credit in restructuring costs of $(4.1) primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $0.4 primarily related to the Transformation Plan and certain other programs.
(c)In the three months ended December 31, 2023, adjusted depreciation expense of $27.2 and $29.9 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended December 31, 2022, adjusted depreciation expense of $26.8 and $29.4 was reported in the Prestige and Consumer Beauty segments, respectively.
In the six months ended December 31, 2023, adjusted depreciation expense of $54.5 and $60.7 was reported in the Prestige and Consumer Beauty segments, respectively. In the six months ended December 31, 2022, adjusted depreciation expense of $54.3 and $60.2 was reported in the Prestige and Consumer Beauty segments, respectively.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR COTY INC.

	Three Months Ended December 31, 2023			Three Months Ended December 31, 2022
(in millions)	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes	$257.4	$71.4	27.7%	$280.2	$38.8	13.8%
Adjustments to Reported Operating Income (a)	72.6			62.1
Change in fair value of investment in Wella Business (c)	(13.0)			(75.0)
Other adjustments (d)	0.2			0.2
Total Adjustments (b)	59.8	6.6		(12.7)	28.7
Adjusted Income before income taxes	$317.2	$78.0	24.6%	$267.5	$67.5	25.2%

The adjusted effective tax rate was 24.6% for the three months ended December 31, 2023 compared to 25.2% for the three months ended December 31, 2022. The differences were primarily due to the jurisdictional mix of income.

	Six Months Ended December 31, 2023			Six Months Ended December 31, 2022
(in millions)	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes - Continuing Operations	$308.5	$112.3	36.4%	$484.4	$108.5	22.4%
Adjustments to Reported Operating Income (a)	177.3			139.8
Change in fair value of investment in Wella Business (c)	(17.0)			(210.0)
Other adjustments (d)	4.1			0.4
Total Adjustments (b)	164.4	33.7		(69.8)	2.5
Adjusted Income before income taxes - Continuing Operations	$472.9	$146.0	30.9%	$414.6	$111.0	26.8%

The adjusted effective tax rate was 30.9% for the six months ended December 31, 2023 compared to 26.8% for the six months ended December 31, 2022. The differences were primarily due to an expense of $24.3 in the current period recognized on the revaluation of the Company's deferred tax liabilities due to a tax rate increase enacted in Switzerland.

(a) See a description of adjustments under “Adjusted Operating Income for Coty Inc.
(b) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c) The amount represents the realized and unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(d) For the three months ended December 31, 2023, this primarily represents adjustments equity loss from KKW. For the three months ended December 31, 2022, this primarily represents adjustments for equity loss from KKW.
For the six months ended December 31, 2023, this primarily this primarily represents divestiture-related costs related to our equity investments and loss from our equity investment in KKW. For the six months ended December 31, 2022, this primarily represents adjustments for equity loss from KKW.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2023	2022	Change	2023	2022	Change
Net income from Coty Inc., net of noncontrolling interests	$180.9	$238.3	(24%)	$182.5	$366.9	(50%)
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	0%	(6.6)	(6.6)	—%
Reported Net income attributable to Coty Inc.	$177.6	$235.0	(24%)	$175.9	$360.3	(51%)
% of Net revenues	10.3%	15.4%		5.2%	12.4%
Adjustments to Reported Operating income (a)	72.6	62.1	17%	177.3	139.8	27%
Change in fair value of investment in Wella Business (d)	(13.0)	(75.0)	83%	(17.0)	(210.0)	92%
Adjustments to other expense (e)	0.2	0.2	0%	4.1	0.4	>100%
Adjustments to noncontrolling interests (b)	(1.7)	(1.7)	0%	(3.4)	(3.4)	—%
Change in tax provision due to adjustments to Reported Net income attributable to Coty Inc.	(6.6)	(28.7)	77%	(33.7)	(2.5)	<(100%)
Adjusted Net income attributable to Coty Inc.	$229.1	$191.9	19%	$303.2	$284.6	7%
% of Net revenues	13.3%	12.6%		9.0%	9.8%

Per Share Data
Adjusted weighted-average common shares
Basic	892.8	850.8		873.6	846.4
Diluted (c)	922.8	886.8		907.0	884.5
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.26	$0.23		$0.35	$0.34
Diluted (c)	$0.25	$0.22		$0.34	$0.33

 Adjusted diluted EPS includes $0.06 related to the net impact of the Total Return Swaps in the three months ended December 31, 2023. Adjusted diluted EPS includes $0.00 related to the net impact of the Total Return Swaps in the six months ended December 31, 2023.

(a)See a description of adjustments under “Adjusted Operating Income for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three months ended December 31, 2023 and 2022, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value gains for contracts with the option to settle in shares or cash of $44.4 and $44.3, respectively. For the three months ended December 31, 2023, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $3.3 was required. For the three months ended December 31, 2022, convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend.
For the six months ended December 31, 2023 and 2022, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value gains for contracts with the option to settle in shares or cash of $0.2 and $6.8, respectively. For the six months ended December 31, 2023 and 2022, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $6.6 and $6.6, respectively was required.
(d)The amount represents the realized and unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended December 31, 2023, this primarily represents loss from equity investment in KKW. For the three months ended December 31, 2022, this primarily represents adjustments for equity loss from KKW.
For the six months ended December 31, 2023, this primarily represents divestiture-related costs related to our equity investments and loss from equity investment in KKW. For the six months ended December 31, 2022, this primarily represents adjustments for equity loss from KKW.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2023	2022	2023	2022
Net cash provided by operating activities	$421.9	$482.2	$608.1	$645.4
Capital expenditures	(58.9)	(27.1)	(121.1)	(102.1)
Free cash flow	$363.0	$455.1	$487.0	$543.3
RECONCILIATION OF TOTAL DEBT TO ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	December 31, 2023
Total debt	$3,761.8
Less: Cash and cash equivalents	450.0
Financial Net debt	$3,311.8
Less: Value of Wella stake	1,077.0
Economic Net debt	$2,234.8
RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

Twelve months ended
December 31, 2023
(in millions)	COTY INC.
Adjusted operating income (a)	$839.3
Add: Adjusted depreciation(b)	234.7
Adjusted EBITDA	$1,074.0

(a)Adjusted operating income for the twelve months ended December 31, 2023 represents the summation of the adjusted operating income for Coty Inc for each of the quarters ended December 31, 2023, September 30, 2023, June 30, 2023, and March 31, 2023. For a reconciliation of adjusted operating income to operating income for Coty Inc for each of those periods, see the table entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income for Coty Inc” for each of those periods.
(b)Adjusted depreciation for the twelve months ended December 31, 2023 represents depreciation expense for Coty Inc for the period, excluding accelerated depreciation.
FINANCIAL NET DEBT/ADJUSTED EBITDA

December 31, 2023
Financial Net Debt - Coty Inc.	$3,311.8
Adjusted EBITDA	1,074.0
Financial Net Debt/Adjusted EBITDA	3.08

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended December 31, 2023 vs. Three Months Ended December 31, 2022 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures and Market Exit from Russia (a)	LFL and Core Business Excluding Russia
Prestige	17%	15%	—%	15%
Consumer Beauty	7%	4%	(1)%	5%
Total Continuing Operations	13%	10%	(1)%	11%

	Six Months Ended December 31, 2023 vs. Six Months Ended December 31, 2022 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures and Market Exit from Russia (a)	LFL and Core Business Excluding Russia
Prestige	20%	17%	(1)%	18%
Consumer Beauty	8%	5%	(2)%	7%
Total Continuing Operations	16%	13%	(1)%	14%
(a)The Company ceased commercial activities in Russia at the end of the second quarter of fiscal 2023. As a result, there are no revenues from Russia after the second quarter of fiscal 2023. To maintain comparability, we have excluded the first and second quarter of fiscal 2023 financial contribution of the Russian subsidiary, in calculating the LFL revenue change.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2023	June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$450.0	$246.9
Restricted cash	33.5	36.9
Trade receivables, net	500.2	360.9
Inventories	775.5	853.4
Prepaid expenses and other current assets	662.4	553.6
Total current assets	2,421.6	2,051.7
Property and equipment, net	705.9	712.9
Goodwill	4,021.9	3,987.9
Other intangible assets, net	3,739.5	3,798.0
Equity investments	1,084.2	1,068.9
Operating lease right-of-use assets	289.8	286.7
Other noncurrent assets	752.8	755.5
TOTAL ASSETS	$13,015.7	$12,661.6

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,462.9	$1,444.7
Short-term debt and current portion of long-term debt	8.9	57.9
Other current liabilities	1,379.2	1,234.2
Total current liabilities	2,851.0	2,736.8
Long-term debt, net	3,682.9	4,178.2
Long-term operating lease liabilities	251.6	247.5
Other noncurrent liabilities	1,372.9	1,265.8
TOTAL LIABILITIES	8,158.4	8,428.3

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	102.2	93.5
Total Coty Inc. stockholders’ equity	4,424.8	3,811.1
Noncontrolling interests	187.9	186.3
Total equity	4,612.7	3,997.4
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$13,015.7	$12,661.6

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$196.2	375.9

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	212.2	210.4
Non-cash lease expense	31.3	32.1
Deferred income taxes	78.4	84.6
Releases for bad debts, net	(0.2)	(15.8)
Provision for pension and other post-employment benefits	5.0	4.6
Share-based compensation	49.9	65.3
(Gains) losses on disposals of long-term assets, net	(0.1)	4.7
Realized and unrealized gains from equity investments, net	(15.3)	(208.0)
Other	22.7	19.0
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(139.6)	(45.7)
Inventories	81.9	(55.3)
Prepaid expenses and other current assets	(47.5)	(55.2)
Accounts payable	23.2	227.2
Accrued expenses and other current liabilities	138.7	75.1
Operating lease liabilities	(30.4)	(33.5)
Other assets and liabilities, net	1.7	(40.0)
Net cash provided by operating activities	608.1	645.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(121.1)	(102.1)
Proceeds from sale of long-term assets and license terminations	1.7	56.9
Net cash used in investing activities	(119.4)	(45.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving loan facilities	1,134.0	612.0
Repayments of revolving loan facilities	(1,347.0)	(806.1)
Proceeds from issuance of other long-term debt	1,284.3	—
Repayments of term loans and other long term debt	(1,613.5)	(188.6)
Dividend payment on Class A Common Stock and Series B Preferred Stock	(6.8)	(7.1)
Proceeds from issuance of Class A Common Stock in connection with global offering, net of offering costs	343.9	—
Net proceeds from issuance of Class A Common Stock	11.0	—
Net proceeds from (payments of) foreign currency contracts	0.4	(133.5)
Payments related to forward repurchase contracts	(24.0)	—
Distributions to noncontrolling interests and redeemable noncontrolling interests	(8.5)	—
Payment of deferred financing fees	(39.5)	—
All other	(20.2)	(13.3)
Net cash provided by financing activities	(285.9)	(536.6)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(3.1)	(15.1)
NET (DECREASE)/INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	199.7	48.5
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	283.8	263.8
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$483.5	$312.3